Exhibit 10.1

SHARE LENDING AGREEMENT

Dated as of May 29, 2008

Between

JetBlue Airways Corporation (“Lender”) and

Morgan Stanley Capital Services, Inc. (“Borrower”)

This AGREEMENT sets forth the terms and conditions under which Borrower may, from time to time, borrow from Lender shares of Common Stock.

The parties hereto agree as follows:

Section 1. Certain Definitions. The following capitalized terms shall have the following meanings:

“Business Day” means a day on which regular trading occurs in the principal trading market for the Common Stock.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other securities intermediary at which Borrower and Lender maintain accounts.

“Closing Price” on any day means, with respect to the Common Stock (i) if the Common Stock is listed on a U.S. securities exchange registered under the Exchange Act or is included in the OTC Bulletin Board Service (operated by the National Association of Securities Dealers, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Common Stock is then listed or is admitted to trading (or, if the day of determination is not a Business Day, the last preceding Business Day) and (ii) if the Common Stock is not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Common Stock is listed or admitted to trading on such market ), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to Lender.

“Common Stock” means shares of common stock, par value $0.01, of Lender; provided that, if the Common Stock shall be exchanged or converted into any other security, assets or other consideration (including cash) as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), then, effective upon such exchange or conversion, the amount of such other security, assets or other consideration received in exchange for one share of Common Stock (without regard to any substitutions of cash in lieu of fractional securities) shall be deemed to become one share of Common Stock. For purposes of the foregoing, where a share of Common Stock may be converted or exchanged into more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Lender’s Common Stock that affirmatively make such an election.

“Convertible Debentures” means (i) up to $87,500,000 aggregate principal amount of 5.50% Convertible Debentures due 2038 (series A) (the “Series A Convertible Debentures”) issued by Lender, or up to $100,625,000 aggregate principal amount of such securities to the extent the option to purchase such additional securities is exercised as set forth in the Underwriting Agreement (the “Series A Option”) and (ii) up to $87,500,000 aggregate principal amount of 5.50% Convertible Debentures due 2038 (series B) (the “Series B Convertible Debentures”) issued by Lender, or up to $100,625,000 aggregate principal amount of such securities to the extent the option to purchase such additional securities is exercised as set forth in the Underwriting Agreement (the “Series B Option”).

“Cutoff Time” shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Termination Date” means the earlier to occur of (i) the first date as of which all of the Convertible Debentures have been converted, repaid, repurchased, redeemed or are otherwise no longer outstanding and (ii) October 15, 2038.

“Guarantee” has the meaning set forth in Section 15 of this Agreement.

“Guarantor” means Morgan Stanley, a Delaware corporation.

“Indenture” means the Base Indenture, dated as of March 16, 2005, between Lender and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”), as amended or supplemented by (x) the Second Supplemental Indenture, to be dated as of June 4, 2008, to be entered into between Lender and the Trustee, and (y) the Third Supplemental Indenture, to be dated as of June 4, 2008, to be entered into between Lender and the Trustee, respectively, to provide for the form, terms and other provisions of the respective series of Convertible Debentures.

“Lender’s Designated Account” means the securities account of Lender maintained on the books of such securities intermediary, and with such designation, as notified by the Lender to the Borrower promptly following execution hereof and in no event later than June 3, 2008.

“Loan Availability Period” means the period beginning on the date hereof and ending on the Facility Termination Date or such earlier date on which this Agreement shall terminate in accordance with the terms of this Agreement.

“Loaned Shares” means shares of Common Stock transferred in a Loan hereunder until such Common Stock (or identical Common Stock) is transferred back to Lender hereunder; provided that, to the extent Borrower subsequently transfers to another transferee shares of Common Stock initially transferred to Borrower hereunder, “Loaned Shares” means an equivalent number of shares of Common Stock. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall be proportionately increased or decreased, as the case may be. If any new or different security or securities, assets or other consideration shall be exchanged for the outstanding shares of Common Stock as described in the definition thereof, such new or different security or securities, assets or other consideration shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of “Common Stock.” For purposes of return of Loaned Shares by Borrower or purchase or sale of securities pursuant to Section 4 or 10, Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Maximum Number of Shares” means the sum of (i) 22,200,773 shares of Common Stock (the “Series A Maximum Number”) and (ii) 22,663,286 shares of Common Stock (the “Series B Maximum Number”), subject to adjustment as follows:

(a) If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b) If on June 28, 2008, (i) the Series A Option has not been exercised, the Series A Maximum Number shall be reduced by 2,895,753 shares of Common Stock, (ii) if the Series B Option has not been exercised, the Series B Maximum Number shall be reduced by 2,956,081 shares of Common Stock, and (iii) if the Series A Option and/or the Series B Option has been exercised only in part, Lender and Borrower shall determine the appropriate adjustment to the Series A Maximum Number and/or the Series B Maximum Number and the date for such adjustment or adjustments in good faith using commercially reasonable means consistent with the intent of this Agreement; provided that, in the case of subclause (iii), absent agreement by Borrower, the Series A Maximum Number or the Series B Maximum Number, as the case may be, shall in no case be reduced pursuant to this clause by a number of shares of Common Stock (rounded down to the nearest whole share) greater than the product of the then-applicable Series A Maximum Number or Series B Maximum Number, as the case may be, and a fraction, the numerator of which is the principal amount of Convertible Debentures of the relevant series to the extent the Series A Option or the Series B Option, as the case may be, have not been exercised, and the denominator of which is the principal amount of Convertible Debentures of such series outstanding as of initial issuance plus the amount of Convertible Debentures of such series that would have been issued if the Series A Option or the Series B Option, as applicable, had been exercised in full, and the date of such adjustment pursuant to subclause (iii) shall be no earlier than June 28, 2008.

(c) If, at any time after June 28, 2008, the Series A Maximum Number exceeds the product of (A) the aggregate principal amount of Series A Convertible Debentures outstanding at such time, divided by $1,000 and (B) the Conversion Rate (as defined in the Indenture) applicable to the Series A Convertible Debentures, then, effective five Business Days following such time, the Series A Maximum Number shall be reduced by such excess.

(d) If, at any time after June 28, 2008, the Series B Maximum Number exceeds the product of (A) the aggregate principal amount of Series B Convertible Debentures outstanding at such time, divided by $1,000 and (B) the Conversion Rate (as defined in the Indenture) applicable to the Series B Convertible Debentures, then, effective five Business Days following such time, the Series B Maximum Number shall be reduced by such excess.

(e) Upon the termination of any Loan pursuant to Section 4(a), either the Series A Maximum Number or the Series B Maximum Number shall be reduced by the number of Loaned Shares surrendered by Borrower to Lender, in accordance with a direction of Borrower that will provide to Lender in connection with any such surrender of Loaned Shares; provided, that if Borrower does not provide any such direction in connection with any such surrender, the number of Loaned Shares so surrendered shall be deducted from the Series A Maximum Number; and further provided that if the number of Loaned Shares offered and sold by Borrower in any registered public offering under the Securities Act is less than the number of shares of Common Stock constituting the Loan made in connection with such registered public offering (such difference, the “Unsold Amount”), any termination of a Loan in an amount equal to the Unsold Amount prior to the date that is 30 calendar days following the date of the Borrowing Notice with respect to such Loan shall not so reduce either the Series A Maximum Number or the Series B Maximum Number.

“Registration Blackout Period” means (i) the period beginning at 11:59 p.m. on the fourteenth calendar day (or, in the case of the last fiscal quarter, the fifteenth calendar day) preceding the last day of each fiscal quarter of Lender and ending at 11:59 p.m. on the second Business Day following the day on which Lender’s quarterly earnings with respect to such fiscal quarter are publicly announced (or, in the case of the fourth fiscal quarter, if no quarterly earnings are announced, Lender’s annual earnings), and (ii) if Lender is in possession of material non-public information the disclosure of which Lender reasonably believes would not be in its best interests and notifies Borrower of that fact, the period beginning on the day Lender provides such notice to Borrower and ending on the 30th Business Day thereafter; provided, that the aggregate duration of such Registration Blackout Period as set forth in clauses (i) and (ii) above shall not exceed 90 days in any 360-day period.

“Securities Act” means the Securities Act of 1933, as amended.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

“Underwriting Agreement” means the Underwriting Agreement, dated as of May 29, 2008, entered into between Lender and Morgan Stanley & Co. Incorporated as representative for several underwriters named therein, providing for the public offering of the Common Stock.

Section 2. Loans Of Shares; Transfers of Loaned Shares

(a) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make available for borrowing by Borrower shares of Common Stock up to, in the aggregate, the Maximum Number of Shares.

(b) Subject to the terms and conditions of this Agreement, Borrower may, from time to time, by written notice to Lender (a “Borrowing Notice”) initiate one or more transactions in which Lender will lend Loaned Shares to Borrower through the issuance by Lender of such Loaned Shares to Borrower upon the terms, and subject to the conditions, set forth in this Agreement (each such issuance and loan, a “Loan”); provided that Borrower may not initiate a Loan by delivering a Borrowing Notice to Lender (i) during any Registration Blackout Period or (ii) after the earlier to occur of (A) December 31, 2008 and (B) the date as of which the Maximum Number of Shares shall have been sold pursuant to the Underwriting Agreement. Such Loan shall be confirmed through the book-entry settlement system of the Clearing Organization. The records maintained by the Clearing Organization shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of the Loan to which the applicable records relate.

(c) Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to borrow, and may not initiate a Loan hereunder with respect to, any shares of Common Stock at any time to the extent that Borrower determines (in its sole discretion) that any Loan of such shares of Common Stock shall cause Borrower to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time.

(d) Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of the Loan, which date shall not be earlier than the third Business Day following the receipt by Lender of the Borrowing Notice. Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 11 below.

Section 3. Loan Fee. Borrower agrees to pay Lender a single loan fee per Loan (a “Loan Fee”) equal to $0.01 per Loaned Share included in such Loan. The Loan Fee shall be paid by Borrower on or before the time of transfer of the Loaned Shares pursuant to Section 2(d) on a delivery-versus-payment basis through the facilities of the Clearing Organization.

Section 4. Loan Terminations.

(a) Borrower may terminate all or any portion of a Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares to Lender, without any consideration being payable in respect thereof by Lender to Borrower. Any such loan termination shall be effective upon delivery of the Loaned Shares in accordance with the terms hereof. Borrower agrees that, insofar as it is the record owner of any Loaned Shares from time to time, it will consider in good faith and in consultation with the Company the extent to which such Loaned Shares are or may become necessary for use in connection with directly or indirectly facilitating the sale of the Convertible Debentures and hedging activities (including short sales of such Loaned Shares) relating to the Convertible Debentures by the holders thereof, or whether it could return any such Loaned Shares to Lender, provided that any determination as to whether and when to return any such Loaned Shares shall be made in the sole discretion of Borrower.

(b) Subject to Section 10 below, all outstanding Loans, if any, shall terminate on the Facility Termination Date and all Loaned Shares then outstanding, if any, shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the Facility Termination Date.

(c) Subject to Section 10 below, if a Loan is terminated upon the occurrence of a Default as set forth in Section 9, the Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the termination date of such Loan as provided in Section 9.

(d) If at any time the number of Loaned Shares outstanding under this Agreement exceeds the Maximum Number of Shares, then the outstanding Loans shall immediately terminate to the extent of such excess and, subject to Section 10 below, such excess number of Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the first date as of which such excess exists.

Section 5. Distributions.

(a) If at any time when there are Loaned Shares outstanding under this Agreement, Lender pays a cash dividend or makes a cash distribution in respect of all its outstanding Common Stock, Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within three Business Days after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of such dividend or distribution and (ii) the number of Loaned Shares outstanding at such time; provided, that if Borrower returns any Loaned Shares to Lender following a record date for such a dividend or distribution on such Loaned Shares, but prior to the payment of such dividend or distribution on such Loaned Shares, Borrower shall nonetheless pay to Lender the amount of such dividend or distribution within three Business Days after the payment of such dividend or distribution.

(b) If at any time when there are Loaned Shares outstanding under this Agreement, Lender makes a distribution in respect of outstanding Common Stock (other than a distribution upon liquidation or a reorganization in bankruptcy) in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock, but including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) (a “Non-Cash Distribution”), Borrower shall deliver to Lender in kind (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within three Business Days after the date of such Non-Cash Distribution, the property or securities so distributed in an amount (the “Delivery Amount”) equal to the product of (i) the amount per share of Common Stock of such Non-Cash Distribution and (ii) the number of Loaned Shares outstanding at such time; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a Non-Cash Distribution on such Loaned Shares, but prior to the settlement of such Non-Cash Distribution on such Loaned Shares, Borrower shall nonetheless deliver to Lender the Delivery Amount in respect of such Non-Cash Distribution within three Business Days after the settlement date of distribution.

Section 6. Rights in Respect of Loaned Shares.

Subject to the terms of this Agreement, including Borrower’s obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by Borrower and Lender or Borrower and any subsequent transferee of Loaned Shares, insofar as such person is the record owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others. Borrower agrees that neither it or any of its affiliates that is the record owner of any Loaned Shares initially transferred hereunder, held for delivery to Lender or held by Borrower or its affiliates for the purpose of facilitating the hedging of an investment in Convertible Debentures by holders thereof (other than any such securities that are held in the accounts of, and beneficially owned by, any unaffiliated third party, where such third party has the power to, and has, directed the vote of such securities) shall vote such Loaned Shares on any matter submitted to a vote of Lender’s stockholders; provided that, if by failing to vote such Loaned Shares there shall not be a quorum at any meeting of stockholders relating to such a matter, Borrower shall vote its shares proportionately to the votes of all other stockholders voting on such matter at such meeting.

Section 7. Representations and Warranties.

(a) Each of Borrower and Lender represent and warrant to the other that:

(i) it has full power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder;

(ii) it has taken all necessary action to authorize such execution, delivery and performance;

(iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto; and

(iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the Loaned Shares and all other outstanding shares of Common Stock of the Company have been duly authorized and, upon the issuance (if necessary) and delivery of the Loaned Shares to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the applicable Loan Fee by Lender, will be duly authorized, validly issued, fully paid nonassessible shares of Common Stock and the stockholders of Lender have no preemptive rights with respect to the Loaned Shares.

(c) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the outstanding shares of Common Stock are listed on The NASDAQ Global Select Market (“NASDAQ”) and the Loaned Shares have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) Lender represents and warrants to Borrower, as of the date any Loaned Shares are transferred to Borrow in respect of any Loan hereunder, Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”).

(e) Lender represents and warrants to Borrower, as of the date any Loaned Shares are transferred to Borrower in respect of any Loan, Borrower would be able to purchase the Maximum Number of Shares at a price equal to the Loan Fee in compliance with the corporate law of Lender’s jurisdiction of incorporation.

(f) Borrower represents and warrants to Lender that it (and any successor entity) is, and at any time during which a Loan made pursuant to this Agreement is outstanding will be, a United States person within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended.

(g) The representations and warranties of Borrower and Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 8. Covenants.

(a) The parties hereto acknowledge that Borrower has informed Lender that Borrower is a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code. The parties hereto further acknowledge and agree that (i) each Loan hereunder is intended to be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code; and (ii) each and every transfer of funds, securities and other property under this Agreement is intended to be a “settlement payment” or a “margin payment,” as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code.

(b) Lender shall, no later than five Business Days prior to any repurchase of Common Stock, give Borrower a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Outstanding Borrow Percentage as determined on such day after giving effect to such repurchase would be greater than 8% or, after the first such Repurchase Notice, greater by 0.5% than the Outstanding Borrow Percentage included in the immediately preceding Repurchase Notice; provided that, in the event that the amount of Loaned Shares provided pursuant to the initial Borrowing Notice causes the Outstanding Borrow Percentage to exceed 8%, then the first Repurchase Notice shall be deemed to have been given in connection with such initial Borrowing Notice. The “Outstanding Borrow Percentage” as of any day is the fraction (A) the numerator of which is the number of Loaned Shares outstanding on such day and (B) the denominator of which is the number of shares of Common Stock outstanding on such day, including such Loaned Shares.

(c) Borrower covenants and agrees with Lender that it will not transfer or dispose of any Loaned Shares initially transferred to Borrower by Lender as a Loan hereunder of which it is the record owner except pursuant to a registration statement that is effective under the Securities Act; provided that Borrower may transfer any such Loaned Shares to any of its affiliates that is a “citizen of the United States” (as defined in Section 41102 of the Federal Aviation Act and administrative interpretations issued by the Department of Transportation, its predecessors and successors, from time to time), without a registration statement so long as such affiliate transferee does not transfer or dispose of such Loaned Shares to any non-affiliated transferee except pursuant to a registration statement that is effective under the Securities Act.

(d) Borrower covenants and agrees with Lender that, insofar as Borrower or any of its affiliates is the record owner of any Loaned Shares, such Loaned Shares shall be used for the purpose of directly or indirectly facilitating the sale of the Convertible Debentures and hedging activities (including short sales of such Loaned Shares) relating to the Convertible Debentures by the holders thereof.

Section 9. Events of Default.

(a) All Loans, and any further obligation to make Loans under this Agreement, may, at the option of the non-defaulting party by a written notice to the defaulting party (which option shall be deemed exercised even if no notice is given immediately on the occurrence of an event specified in Section 9(a)(iv) or 9(a)(v) below), be terminated (1) immediately on the occurrence of any of the events set forth in Section 9(a)(iv) or 9(a)(v) below or (2) two Business Days following such notice on the occurrence of any of the events set forth below (each, a “Default”):

(i) Borrower fails to deliver Loaned Shares to Lender as required by Section 4;

(ii) Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 5;

(iii) following a Default by Borrower, Guarantor fails to deliver or pay Lender cash, securities or other property as required by the Guarantee.

(iv) the filing by or on behalf of Lender, Borrower or Guarantor of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by such party for, or consent or acquiescence to, the appointment of a receiver, trustee, conservatory, custodian or similar official of such party, or of all or a substantial part of its property; or the making by such party of a general assignment for the benefit of creditors; or the admission by such party in writing of its inability to pay its debts as they become due;

(v) the filing of any involuntary petition against Lender, Borrower or Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over such party or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of such party or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such party; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(vi) Borrower, Guarantor or Lender, as the case may be, fails to provide any indemnity as required by Section 12; provided, that Borrower may waive such Default by Lender in its sole discretion, and Lender may waive such Default by Borrower or Guarantor in its sole discretion;

(vii) Borrower notifies Lender of its inability to or intention not to perform Borrower’s obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder, or Guarantor notifies Lender of its inability to or intention not to perform its obligations under the Guarantee or otherwise disaffirms, rejects or repudiates any of its obligations under the Guarantee; or

(viii) any representation made by Borrower under this Agreement in connection with any Loan or Loans hereunder, or by Guarantor under the Guarantee, shall be incorrect or untrue in any material respect during the term of any Loan hereunder, Borrower fails to comply in any material respect with any of its covenants under this Agreement, or, following a Default by Borrower, Guarantor fails to comply in any material respect with any of its covenants under the Guarantee.

Section 10. Right to Extend; Lender’s Remedies.

(a) Except to the extent a Loan is terminated pursuant to Section 4(c) as a result of a Default by Borrower, Borrower may, following the termination of any Loan pursuant to Section 4, delay the date on which the related Loan Shares are due to Lender (the “Settlement Due Date”, as so delayed to the extent applicable), with respect to some or all of such Loaned Shares, if Borrower reasonably determines in good faith upon advice of counsel that such extension is reasonably necessary to enable Borrower (or any of its affiliates) to effect purchases of Common Stock in connection with this Agreement in a manner that would be in compliance with legal and regulatory requirements (i) applicable to Borrower or such affiliates in purchasing such shares of Common Stock or (ii) if Borrower were deemed to be Lender or an affiliated purchaser of Lender, that would be applicable to Lender in purchasing such shares of Common Stock; provided that no such extension or extensions shall postpone the Settlement Due Date later than the date that is 90 days after the original date that would have been the Settlement Due Date but for this clause (a).

(b) If, upon the termination of any Loan as a result of a Default by Borrower under Section 9 or pursuant to Section 4(c) on any Settlement Due Date, the purchase of Common Stock in an amount equal to all or any portion of the Loaned Shares to be delivered to Lender by Borrower in accordance with Section 4(c) of this Agreement (i) shall be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) shall violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority, (iii) shall require the prior consent of any court, tribunal or governmental authority prior to any such repurchase, (iv) would subject Borrower, in the commercially reasonable judgment of Borrower, to any liability or potential liability under any applicable federal securities laws (including, without limitation, Section 16 of the Exchange Act), or (v) shall be commercially impracticable in the time period required by Section 4(c), in the commercially reasonable judgment of Borrower as a result of a demonstrable legal or regulatory impediment (including regulations of self-regulatory organizations) to such purchases (each of (i), (ii), (iii), (iv) and (v), a “Legal Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon such Borrower’s obligations under Section 4(c) shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, Borrower shall use its commercially reasonable best efforts to remove or cure the Legal Obstacle as soon as practicable; provided, that (except in circumstances where the Legal Obstacle resulted from the failure by Borrower to comply with applicable securities laws or regulations or the rules of a securities self-regulatory organization) Lender shall promptly reimburse all reasonable costs and expenses (including of legal counsel to Borrower) incurred or, at Borrower’s election, provide reasonably adequate surety or guarantee for any such costs and expenses that may be incurred by Borrower, in each case in removing or curing such Legal Obstacle; and further provided that, if Borrower cannot remove or cure the Legal Obstacle within five Business Days, then Lender shall have the right at any time thereafter to notify Borrower of its election that Borrower pay to Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), the Replacement Cash (as defined in the following sentence) within five Business Days of such notification (with the Average Closing Price in such case measured over the ten consecutive Business Day period ending on the Business Day immediately preceding such notification date). If Lender does not make the election described in the preceding sentence and Borrower is unable to remove or cure the Legal Obstacle within 30 Business Days of the Settlement Due Date, Borrower’s obligation to return the Loaned Shares shall be converted to an obligation to pay to Lender, on the fifth day following such 30th Business Day, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), an amount in immediately available funds (the “Replacement Cash”) equal to the product of (A) the average Closing Price (the “Average Closing Price”) during the ten consecutive Business Day period ending on the Business Day immediately preceding such 30th Business Day multiplied by (B) the number of Loaned Shares then outstanding.

(c) If Borrower shall fail to pay the Replacement Cash to Lender in accordance with Section 10(b) above, then, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like amount of Loaned Shares (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner. To the extent Lender shall exercise such right, Borrower’s obligation to return a like amount of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of Replacement Shares (plus all other amounts, if any, due to Lender hereunder), all of which shall be due and payable within one Business Day of notice to Borrower by Lender of the aggregate purchase price of the Replacement Shares. The purchase price of Replacement Shares purchased under this Section 10 shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase.

Section 11. Transfers.

(a) All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to Borrower’s “securities account” (within the meaning of Section 8-501 of the UCC) designated in the relevant Borrowing Notice maintained with such Clearing Organization. All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender’s Designated Account. In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer.

(b) All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c) A transfer of securities or cash may be effected under this Section 11 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 16 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

(d) To the extent permitted by law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and permitted assigns. Any purported transfer that is not in compliance with this Section 11(d) shall be null and void.

Section 12. Indemnities.

(a) Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (and losses relating to Borrower’s market activities as a consequence of becoming, or of the risk of becoming, subject to Section 16(b) under the Exchange Act, including without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 7 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.

(b) Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(c) In case any claim or litigation which might give rise to any obligation of a party under this Section 12 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d) An Indemnifying Party shall be entitled to participate in and, if (i) in the good faith judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party.

Section 13. Termination Of Agreement.

(a) This Agreement may be terminated (i) at any time by the written agreement of Lender and Borrower, (ii) by Lender or Borrower upon the occurrence of a Default by the other party, or (iii) by Lender upon the occurrence of a Default by the Guarantor.

(b) Unless otherwise agreed by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14. Registration Provisions. If, following the initial Loan hereunder and registration of the initial Loaned Shares in respect of such Loan, any subsequent Loan and public sale of the Loaned Shares in respect of such subsequent Loan, in the reasonable opinion of counsel to Borrower, would require registration under the Securities Act of 1933, as amended, Lender agrees to use its commercially reasonable efforts to register such sale of shares of Common Stock as and to the extent provided in the Underwriting Agreement.

Section 15. Guarantee. On or prior to the date of the transfer of Loaned Shares to Borrower in a Loan pursuant to this Agreement, Guarantor will execute a parent guarantee (the “Guarantee”) in favor of Lender substantially in the form of Annex A hereto.

Section 16. Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b) All such notices and other communications shall be directed to the following address:

(i)	If to Borrower to:

Morgan Stanley Capital Services, Inc.

1585 Broadway

New York, NY 10036

212-507-0406

with a copy to:

Morgan Stanley & Co. Incorporated, Legal Department,

1221 Avenue of the Americas, New York, NY 10020

Attention: Legal Department

Facsimile: (212) 507-4338

(ii)	If to Lender to:

JetBlue Airways Corporation

118-29 Queens Boulevard

Forest Hills, New York, NY 11375-1600

Attention: Senior Vice President, Treasurer

Facsimile number: (718) 709-3639

with a copy (at the same Company address) to:

Office of the General Counsel

Facsimile number: (718) 709-3631

(c) In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 17. Governing Law; Submission To Jurisdiction; Severability.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto to have executed this Share Lending Agreement as of the date and year first above written.

JetBlue Airways Corporation, as Lender
By:	/s/ Mark D. Powers
Name: Mark D. Powers
Title: Senior Vice President Treasurer

Morgan Stanley Capital Services, Inc., as Borrower
By:	/s/ Joel Hodes
Name: Joel Hodes
Title: Vice President

ANNEX A - GUARANTEE OF MORGAN STANLEY